Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 11, 2023
Registration Statement Nos. 333-262471 and 333-262471-02

FULL PRICING | $1.5B BMW Prime Loan (BMWOT 2023-A)

Joint Bookrunners: TD Securities (str), MUFG Securities, and Wells Fargo
Co-Managers: Citigroup, USBancorp

CAPITAL STRUCTURE
CLASS	AMT($MM)	WAL*	S/F**	P.WIN	E.FIN	L.FIN	BMARK	SPRD	CPN	YLD	Price
A-1	350.00	0.26	A-1+/F1+	1-6	01/24	07/24	I-CRV	+19	5.593	5.593	100.00000
A-2A	345.00	1.01	AAA/AAA	6-18	01/25	04/26	I-CRV	+43	5.720	5.793	99.99548
A-2B	180.00	1.01	AAA/AAA	6-18	01/25	04/26	SOFR30A	+43	FRN		100.00000
A-3	525.00	2.30	AA/AAA	18-40	11/26	02/28	I-CRV	+76	5.470	5.541	99.98228
A-4	100.00	3.62	AAA/AAA	40-45	04/27	11/29	I-CRV	+86	5.250	5.313	99.98284
* Assumes 1.40% ABS prepayment speed and priced to 5% clean up call
** Minimum Expected Ratings

TRANSACTION DETAILS
- Timing: Priced
- Offered Deal Size: $1,500,000,000
- Format: SEC Registered
- Ticker: BMWOT 2023-A
- Expected Ratings: S&P / Fitch
- Expected Settle: 07/18/23
- First Pay: 08/25/23
- ERISA Eligible: Yes
- EU & UK RR Compliant: No
- Minimum Denoms: $1,000 x $1,000
- Billing & Delivery: TD Securities

AVAILABLE MATERIALS
- Preliminary Prospectus & FWP Attached
- IntexNet/CDI: tdabsbmwot23a_base, Passcode: YV39

SECURITY IDENTIFIERS
CLASS	CUSIP	ISIN
A-1	05592XAA8	US05592XAA81
A-2A	05592XAB6	US05592XAB64
A-2B	05592XAC4	US05592XAC48
A-3	05592XAD2	US05592XAD21
A-4	05592XAE0	US05592XAE04

BMW FS Securities LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents BMW FS Securities LLC has filed with the SEC for more complete information about BMW FS Securities LLC, BMW Vehicle Owner Trust 2023-A and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BMW FS Securities LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-855-495-9846.